Exhibit 99.2
RAE Systems Inc First Quarter 2007 Conference Call Transcript
Event Date/Time: May. 07. 2007 / 1:30PM PT
CORPORATE PARTICIPANTS
Bob Durstenfeld
RAE Systems, Inc. — Director of Investor Relations
Robert Chen
RAE Systems, Inc. — Chairman, President and CEO
Randy Gausman
RAE Systems, Inc. — CFO
Rudy Mui
RAE Systems, Inc. — COO
CONFERENCE CALL PARTICIPANTS
Brian Ruttenbur
Morgan Keegan — Analyst
Tian Hou
Unterberg — Analyst
Matthew McKay
Jefferies & Co. — Analyst
Scott Sullivan
Smith Barney — Analyst
Ken Liddy
Wachovia Securities — Analyst
Burke Fuquet
Patara Capital — Analyst
Kevin Dede
Merriman Curhan Ford & Co. — Analyst
Bob Johnson
Satuit Capital — Analyst
Michael French
Kaufman Brothers — Analyst
PRESENTATION

Operator
Good day, ladies and gentlemen, and thank you for standing by. Welcome to the RAE Systems Incorporated first quarter 2007 earnings conference call. (OPERATOR INSTRUCTIONS). As a reminder, this conference is being recorded for replay purposes. I would now like to turn the call over to your host for today, Mr. Bob Durstenfeld, Director of Investor Relations. Please proceed.

Final Transcript
May. 07. 2007 / 1:30PM PT, RAE — Q1 2007 RAE Systems Inc Earnings Conference Call

Bob Durstenfeld — RAE Systems, Inc. — Director of Investor Relations
Good afternoon. Thank you everyone for joining the RAE Systems first quarter earnings conference call. With me today are Robert Chen, our Chief Executive Officer; Randy Gausman, our Chief Financial Officer; and Rudy Mui, our Chief Operating Officer.
If you have not seen today’s earnings release it can be retrieved from our website at RAESystems.com or from MarketWire, Yahoo Finance or similar websites. If you would like a replay of this conference call it can be retrieved two hours after this call from our website or from links on the call announcement.
I would like to remind you that the matters that we will be discussing today include forward-looking statements as that term is used in Section 21E of the other Securities and Exchange Act of 1934, and as such, are subject to risks and uncertainties.
Forward-looking statements may include without limitation expressions of belief, anticipation or expressions of management’s statements as to industry trends or future results of operations of RAE Systems and its subsidiaries, and other statements that are not historical facts. These types of statements address matters that are subject to risks and uncertainties which could cause actual results to differ materially.
Factors that could cause or contribute to such differences include, but they are not limited to, general economic and industry factors, and receptiveness of the market to RAE Systems and its products. In addition, our forward-looking statements should be considered in the context of other risk factors discussed in our filings with the Securities and Exchange Commission, including but not limited to, our annual report on Form 10-K and Form 10-Q filings available online at www.SEC.gov or from our website. All forward-looking statements are based on information available to the Company on the date hereof, and the Company assumes no obligation to update such statements.
As a reminder, we will not be commenting on analyst models.
Today Bob Chen will discuss our 2007 and first quarter highlights, as well as business strategies for the year. Randy Gausman will review the financial results for the first quarter ended March 31, 2007. After the question-and-answer session Bob Chen will provide a business summary. I will now turn the call over to Bob Chen.

Robert Chen — RAE Systems, Inc. — Chairman, President and CEO
Good afternoon and thank you for joining us for our first quarter 2007 conference call. I will provide a summary of the financial highlights and a business update, and then our CFO, Randy Gausman, will operate further on the financial results.
For the first quarter of 2007 revenue was $18 million, a first quarter record for RAE Systems. Revenue increased 45% compared with the first quarter of 2006 revenue of $12.4 million. Each of our markets contributed to growth, with contributions from Asia delivering the greatest impact.
America’s revenue grew by 27%, driven primarily by stronger business alignments with our channel partners in our strategy to pursue industrial accounts. Asia revenue, including the first contribution by RAE Fushun, increased by 91%. Once again this growth validates our investments in the China market. Our Asia growth in part reflects the 11% year-over-year growth in China GDP and the 18% growth in Chinese industrial output for the first quarter of 2007. Europe’s revenue increased 21%, reflecting increased product sales into Eastern Europe and the Middle East.
RAE Systems is the leading global provider of rapidly deployable sensor networks that enable customers to identify safety and security threats in real-time. We continue to hold a first to market advantage in many of our technologies. We have a strong industrial safety and security sales network in place around the world, with additional opportunity in the China coal mine safety business on the horizon.
Our products are used daily by industrial workers and first responders in more than 65 countries to provide the life critical and time sensitive information that they need to be safe and to do their jobs.
As noted in our February conference call, 2007 will be a pivotal year for the Company. We continue to expect revenue to be in the range between $90 million and $95 million, and to be profitable for the full year.
As a technology company we believe it is important to defend our intellectual property rights. In the first quarter we completed arbitration hearings with Polimaster. We remain confident about a favorable resolution for RAE Systems in this legal case by midsummer.
Now I will review our market opportunities and execution:

Final Transcript
May. 07. 2007 / 1:30PM PT, RAE — Q1 2007 RAE Systems Inc Earnings Conference Call
China’s economy continues to grow rapidly, and RAE Systems has been and continues to be committed to delivering industrial, environmental and public safety products to the rapidly growing Chinese economy. As we had expected, the Chinese central government issued a new set of mine safety standards effective January 1, 2007. RAE Systems formed our new Coal Mine Safety Instrumentation joint venture, RAE Fushun, in China to address this market. In the first quarter we have already secured over 20 mine safety certificates for all existing products. We believe RAE Fushun’s ability to quickly secure products certification is one of our key competitive advantages in the coal mine safety product. As such, we are on track to meet our 2007 revenue target for RAE Fushun.
Last month I visited with several Fushun area coal mine operators. At those meetings I learned firsthand that coal mine operators have been told by government officials to effectively spend their coal mine safety money, and their penalties would be severe if there were any accidents. Our RAE Fushun engineering team is busy designing new products for this market, which would leverage the coal mine tax funds that are being held in reserve. We remain confident of our decision and timing to enter this market.
This quarter we continued to adjust how we manage our distribution channel, which is driving stronger revenue. One of the most effective changes was realigning the America’s sales channel. We have added several new programs for our major distributors, including the RAE authorized service partner program, enabling warranty service for RAE Systems products across the United States and Canada.
We also introduced the RAE Certified Sales Professional program to encourage technical and sales excellence in the channel, and other programs designed to encourage general partner loyalty. Taken together, these programs give our customers access to fast, consistent service at locations across North America close to their place of business. We believe that these programs will result in increased revenue, increased customer retention and loyalty to the RAE Systems brand.
Now I will review a few of our operational highlights from the first quarter:
The first quarter saw us introduce three new products:
QRAE II is our second generation 4-gas monitor. This product is designed to meet the multiple geographic safety standards, and it supports eight languages, including Arabic, Chinese, English, French, German, Japanese, Korean and Spanish, important for fast-growing regions across the globe.
DoseRAE is a Geiger-Muller tube-based, personal, electronic gamma radiation dosimeter. This product was jointly developed with SAIC. We have international distribution and manufacturing rights for this product.
And AreaRAE Steel, our first generation wireless, multi-gas, detector. We have already seen this product selected by the U.S. National Guard Civil Support Team as their standard for wireless gas and radiation detection. Due to its unique steel casing, AreaRAE Steel has also proved useful in many industrial applications where extreme ruggedness, chemical resistance and ease of cleaning are important benefits.
Some of our strategic America’s first quarter business included:
a key industrial sale of AreaRAE RDK Weather Station, and PlumeRAE for detecting chlorine leaks in emergency response at the Phelps Dodge mining facility in Arizona. We expect to see further wireless gas detection deployments in similar industrial applications. Other industrial sales continue to be made to various oil and petrochemical plants.
HazMat and homeland security strategic wins included two major metropolitan fire departments in Canada, Toronto and Windsor, and other strategic wins in the United States.
As well as the sales of a large wireless network of AreaRAEs and ChemRAEs to the Port of Barbados for public venue protection during the 2007 Cricket World Cup. This equipment will then be redeployed as part of the Secure Port Program for the Caribbean region and provide a model for additional region ports.
U.S. government projects included the sales of additional MultiRAE Plus 5-gas monitors to the United States Postal Inspectors Service to augment their existing inventory.
In Europe our first quarter business included:
two industrial key wins, a selection of RAE Systems ToxiRAE II single gas monitors by LINDE Gas for deployment at six facilities in Germany and Hungary, and the selection of AreaRAE wireless monitors for workers safety and facility monitoring during plant turnarounds by BP Petroleum in Azerbaijan. We’re continuing to see the adoption of AreaRAE by large global oil companies for this time critical application.

Final Transcript
May. 07. 2007 / 1:30PM PT, RAE — Q1 2007 RAE Systems Inc Earnings Conference Call
In the European first responder market Germany’s largest fire truck manufacturer selected MiniRAE 2000 PID units for broadband VOC detection on their chemical accident response trucks. This sets the standard for ongoing deployment of our photoionization detection technology in this key European country.
In China and the Asia-Pacific region our first quarter business included:
in the environmental safety and remediation market, the Korean government selected MiniRAE 2000 and MultiRAE Plus units for environmental remediation. The Korea Occupational Safety and Health Administration purchased MiniRAE 2000 PID, QRAE Plus, and ToxiRAE II oxygen gas detectors for regulatory inspection and enforcement.
In China we continue to see sales in the energy, metals and chemical processing plants. One new trend in China is the purchase of wireless toxic gas monitors for first responders.
Homeland security continues to be a global issue. And to gain greater exposure to this international market RAE Systems participated in two major security events. We showcased our wireless gas and radiation detection technology at the Global Security Asia Conference, which is held in Singapore every two years. As a result we have had meetings with several high-level Asian government officials, with many of these meetings potentially leading to key strategic sales opportunities in this region.
Using our focused security team we showcased our mobile digital video solution for law enforcement and municipal transportation at the International Security Conference in Las Vegas. This has opened a number of additional domestic sales opportunities with various police departments around the country.
With that I would now like to turn the call over to Randy Gausman, our CFO, for the financial review.

Randy Gausman — RAE Systems, Inc. — CFO
As Bob mentioned at the beginning of this call, first quarter 2007 revenues were $18 million, another record first quarter for RAE Systems, and an increase of 45% over the same period in 2006. For the first quarter of 2007 the America’s contributed 47% of our total revenue. Asia contributed 39%, and Europe contributed 14% of our total revenue. The percentage of international revenue represents a 7 percentage point increase over the first quarter of 2006.
Gross margin for the first quarter was 51% compared with 54% for the first quarter of 2006. The decrease was primarily attributable to a 2 percentage point margin decrease reflecting sales of lower margin products in China, and a 1 percentage point decrease reflecting higher U.S. overhead expenses for labor and other indirect expenses. Our target gross margin is in the range of 50 to 55%.
Sales and marketing expenses increased by 31% year-over-year, primarily due to increased payroll-related expenses of $500,000 in the U.S. and Europe to support our planned growth in these regions. The addition of RAE Fushun increased sales and marketing expense by $300,000. Increases in the U.S. and China for telecom infrastructure investments and other miscellaneous items were $500,000.
First quarter research and development spending increased by 39%, or $500,000, over the first quarter of 2006, as we continue to invest in new portable and wireless products. In cluded in the increase was $200,000 for R&D activity at RAE Fushun.
G&A expenses increased by 75%, or $2.2 million, compared with the first quarter of 2006. As previously stated, half of the increase, or $1.1 million, was due to Polimaster arbitration expenses. The addition of RAE Fushun contributed $200,000 of the year-over-year increase. The remainder of the increase was primarily due to increased payroll-related expenses, consulting projects, and ongoing U.S. regulatory compliance for audit, tax and SOX 404 internal controls.
For the first quarter of 2007 the total operating expenses were $11.7 million, or 65% of revenue, which included the Polimaster arbitration expenses, and a $600,000 recovery for the loss on abandonment of our former Sunnyvale office space. The first quarter 2006 operating expenses were $8.3 million, which was equal to 67% of revenue.
The net loss for the quarter was $2.3 million, or $0.04 per share, compared with a net loss of $0.02 per share for the first quarter of 2006. The effective income tax rate benefit was 8%. The tax rate for the first quarter differed from the U.S. statutory rate primarily due to foreign earnings taxed at lower rates.
Worldwide headcount increased by approximately 596 and 636 compared with the fourth quarter and first quarter of 2006, respectively. We remain focused on controlling expenses, but not at the expense of supporting strategic growth opportunities.

Final Transcript
May. 07. 2007 / 1:30PM PT, RAE — Q1 2007 RAE Systems Inc Earnings Conference Call
My next comments will focus on the key changes to our balance sheet since December 31, 2006.
At March 31, 2007 we had cash of $13 million compared with cash and investments of $21.4 million at December 31, 2006. We also have available a $15 million revolving line of credit to help fund future growth and expansion. As stated in our February 2007 conference call, we expect to be cash flow positive for the full year 2007.
Net cash used in operating activities was $6.1 million, which consisted of $1.5 million operating loss adjusted for non-cash items and a $4.6 million reduction in working capital. In our final step to complete the acquisition of Securay, the China affiliate of Aegison, we used $1.7 million. This acquisition, combined with our acquisition of Aegison last year, are important elements of our strategy to provide next generation mobile and wireless digital video technology to law-enforcement and other mobile video customers. Finally, purchases of property and equipment consumed $400,000, and payments of notes payable were $200,000. Thus total cash used during the first quarter was $8.4 million. This use of cash was consistent with our internal operating plans for the quarter.
We believe that our existing cash balances and cash generated from operations will be sufficient to meet our operating requirements and capital expenditures for at least the next 12 months.
Accounts Receivable increased by approximately $1 million to $17.9 million at March 31, 2007 compared with December 31, 2006. DSOs were 91 days at quarter end, which were unchanged from December 31, 2006. As our China business grows, we expect that our average DSOs will be in a range of 90 to 100 days. Based upon our experience collections of Accounts Receivable generally take about twice as long in China as in the rest of our business.
Net inventory declined by $300,000 from December 31, 2006 to $15.1 million. Inventory turns improved to 2.1 times from 1.9 times at year-end. This represents about 171 days of inventory compared with 191 days as of December 31, 2006. This improvement reflects net reductions in our China operations inventory balances during the quarter.
Now I will make a few comments about our forward-looking guidance for 2007. We are affirming our previous guidance that we expect full year revenue to be in the range of $90 million to $95 million. We expect operating expenses to increase year-over-year to support our growth opportunities, but at a rate less than our revenue growth. Our goal is to return to profitability in the second half of the year and end the year with positive cash flow and earnings per share.
That concludes my financial comments for the quarter and guidance for the full year. Now I will turn the call back over to Bob Chen for his closing remarks.

Robert Chen — RAE Systems, Inc. — Chairman, President and CEO
As we continue into 2007, I want to review our success for the first quarter:
This quarter’s revenue was a record first quarter for the Company. We benefited from our focus on the industrial sector and by strong growth in all of our global markets. We’re controlling expenses. We have focused our marketing efforts and strengthened our sales channels in the Americas. We have established a dedicated business team for government programs and homeland security projects.
We have strengthened our position as the technology leader with the introduction of three new products, with more on the way. We expect these new products will contribute to revenue growth and to improved gross margins. RAE Fushun is beginning to contribute positively to our China growth strategy. We continue to maintain a strong global market leadership position in safety and security.
In conclusion I would like to reaffirm our revenue guidance of between $90 million to $95 million for 2007, with a goal of positive earnings per share for the full year. I would now like to open floor to questions.
QUESTION AND ANSWER

Operator
(OPERATOR INSTRUCTIONS). Brian Ruttenbur, Morgan Keegan.

Final Transcript
May. 07. 2007 / 1:30PM PT, RAE — Q1 2007 RAE Systems Inc Earnings Conference Call

Brian Ruttenbur — Morgan Keegan — Analyst
Good revenue quarter. I am just trying to sort through all the positives and negatives down below the line. On the G&A, going forward would it be appropriate to take out $1 million out of your first quarter G&A to come up with second quarter G&A?

Randy Gausman — RAE Systems, Inc. — CFO
Yes, it would be.

Brian Ruttenbur — Morgan Keegan — Analyst
Any other dramatic changes on R&D? Is first quarter levels where they should be sitting?

Randy Gausman — RAE Systems, Inc. — CFO
Yes, we’re comfortable with the level of spending. And as we have remarked in the past, R&D is the lifeblood of the Company, so we will continue to make strategic investments in that area, but not at the expense of growing it faster than we’re growing our revenue.

Brian Ruttenbur — Morgan Keegan — Analyst
The sales and marketing, R&D and SG&A, G&A is the only one that should differ significantly from first quarter to second quarter, is that right?

Randy Gausman — RAE Systems, Inc. — CFO
That is correct.

Brian Ruttenbur — Morgan Keegan — Analyst
Can you give us some kind of guidance on what kind of revenue you guys need in order to get to breakeven in terms of earnings and then cash flow?

Randy Gausman — RAE Systems, Inc. — CFO
I think the best way to characterize it is, again, our guidance for the full year is $90 million to $95 million revenue for the year. And as you know, you have followed our Company for a while, that revenue tends to grow by quarter as we proceed through each year. Our expectation would be that we would see more of a contribution in the second half of the year than we would in the first half of the year.

Brian Ruttenbur — Morgan Keegan — Analyst
I’m getting that you have to have maybe $21 million to $24 million in order to breakeven or be positive on an earnings per share basis, is that the ballpark?

Randy Gausman — RAE Systems, Inc. — CFO
We haven’t commented on that specifically, but I think you’ve got the general trend.

Brian Ruttenbur — Morgan Keegan — Analyst
On RAE Fushun, the guidance I think that you’re giving is excluding any big ramp with the China mine safety, is that right, the $90 million to $95 million?

Final Transcript
May. 07. 2007 / 1:30PM PT, RAE — Q1 2007 RAE Systems Inc Earnings Conference Call

Robert Chen — RAE Systems, Inc. — Chairman, President and CEO
In the previous call in the press release, we are still in the first year integration. We target RAE Fushun to be about $12 million revenue for 2007 and to contribute accretively.

Brian Ruttenbur — Morgan Keegan — Analyst
And how much again did it contribute this quarter?

Randy Gausman — RAE Systems, Inc. — CFO
In the first quarter RAE Fushun got off to a little bit of a slow start, but that has not changed our outlook for the year. But our revenue in Q1 was $1.4 million.

Brian Ruttenbur — Morgan Keegan — Analyst
So it has got some ground to make up. You had it for the full quarter, right?

Randy Gausman — RAE Systems, Inc. — CFO
Yes. There were some things that — there was a number of products that were shipped at the end of the quarter in a number of sales. But we did not recognize the revenue in Q1. That revenue will be recognized in Q2.

Brian Ruttenbur — Morgan Keegan — Analyst
I just heard two different things. I just want to make sure that I heard it right. You are projecting both cash flow and EPS positive?

Randy Gausman — RAE Systems, Inc. — CFO
That is correct.

Brian Ruttenbur — Morgan Keegan — Analyst
You have to make up for this $0.04 or $0.05 loss in the quarter, right?

Randy Gausman — RAE Systems, Inc. — CFO
That is correct.

Operator
Tian Hou, Unterberg.

Tian Hou — Unterberg — Analyst
I have a question regarding the tax rate. Tax rate this quarter is — the effective tax ratebase is 8%. So, Randy, is it going to be — going forward shall we use this tax rate to do a model or —?

Randy Gausman — RAE Systems, Inc. — CFO

Final Transcript
May. 07. 2007 / 1:30PM PT, RAE — Q1 2007 RAE Systems Inc Earnings Conference Call
The tax rate is based on our current projections for the full year. As you know, in China many of the jurisdictions in China have a much lower effective tax rate than we do here in the US. And so when we model that out for the rest of the year we’re expecting a tax rate somewhere in that range.

Tian Hou — Unterberg — Analyst
The second issue would be in your press release you talked about this arbitration expense. So would you please — or Bob would you please give us a little color on this arbitration? somehow I was really fully aware of this arbitration.

Robert Chen — RAE Systems, Inc. — Chairman, President and CEO
This arbitration is between RAE Systems and a Belarus company called Polimaster. And the dispute is about intellectual properties, and also a breached contract for RAE Systems with a complaint against Polimaster. So during the initial district court ruling in the past in the press release, RAE Systems had already received a favorable ruling. But during this final binding arbitration our legal team, our management team, feels very good about the hearing. Of course, any legal case we have no guarantee. But we feel good about the hearing. This is the final arbitration.

Randy Gausman — RAE Systems, Inc. — CFO
I would like to add one little additional comment. We expect that this whole thing will wrap up in Q2. So there may be some residual hangover of some small amount of additional arbitration expenses, but I don’t think it is material enough to note.

Tian Hou — Unterberg — Analyst
That’s good. That is it. Thank you.

Operator
Matthew McKay, Jefferies & Co.

Matthew McKay — Jefferies & Co. — Analyst
Just on — I’m trying to understand exactly when you secured the mine safety certificates, of which you have done 20 so far, or RAE Fushun has done so far, if you could just walk me forward in terms of how that — how should I think about that in terms of contributing to revenue? Does it lead over the next six to twelve months a $1 million of revenue per certificate, or just kind of some of the dynamics and how that is a leading indicator to revenue growth?

Rudy Mui — RAE Systems, Inc. — COO
This is Rudy Mui. Basically in the safety industry, in order to sell products you have to have different types of safety certificates. The safety certificate basically is the third-party validation that the products that you sell are safe for use in an environment that is potentially explosive.
Getting a mine certificate means that we’re able to sell RAE products to customers who do work in the mines. And so although there it isn’t a direct — that we have come up with between getting a certificate and getting revenues, if you don’t have a certificate you will not be able to sell to those customers. So the magnitude is unknown specifically, but you need a certificate in order to sell to those customers.

Matthew McKay — Jefferies & Co. — Analyst
Is it a certificate for a mine or is it a certificate per product?

Rudy Mui — RAE Systems, Inc. — COO
No, it is a certificate per product.

Final Transcript
May. 07. 2007 / 1:30PM PT, RAE — Q1 2007 RAE Systems Inc Earnings Conference Call

Matthew McKay — Jefferies & Co. — Analyst
Got you. How many certificates are you hoping to attain?

Rudy Mui — RAE Systems, Inc. — COO
We basically want to take the majority of our products that we sell elsewhere in the world and get mine safety certificates so that we can also sell those to the customers in the mines. So we’re probably a significant way — a significant portion of the way there.

Matthew McKay — Jefferies & Co. — Analyst
Just on the gross margin with China, I know it is generally lower, but I’m wondering if that potentially can expand up to a more Company average, or if there’s something specific in the contract, the distribution contract, that you have that keeps it under whatever it is, 50% gross margin?

Randy Gausman — RAE Systems, Inc. — CFO
As we start to sell more RAE technology, RAE products in the China market, and some of our newer technologies we would expect that that would have a favorable impact on the margin. But we do sell some OEM products in China and some other lower margin products, so it is kind of a delicate balance between the composite of RAE product margins and OEM product margins, as well as some of the lower rate margin products. That mix can change from quarter to quarter. But again given our guidance and our expectation, we expect composite Company margins to be between 50 and 55% for the future.

Matthew McKay — Jefferies & Co. — Analyst
Any chance in the near term in Q2, maybe Q3, that the gross margin could dip below that goal of 50 to 55?

Randy Gausman — RAE Systems, Inc. — CFO
One of the things we obviously do to protect our margin is introduce new products. And we have introduced three new products this quarter. And there will be additional new products being announced later in the year. And that is another way we protect our margin is by developing new products. And that is why it is important for us to continue making strategic investments in R&D to develop those new products.

Robert Chen — RAE Systems, Inc. — Chairman, President and CEO
This is Bob Chen. I also want to comment we have a long-term initiative in China to continue to increase the portion of RAE’s own brand-name product to contribute to improve the margin. But it is a long-term initiative. But also the other third-party product is also growing as well. We do have an initiative to improve that.

Operator
(OPERATOR INSTRUCTIONS). Scott Sullivan, [RAE Systems].

Scott Sullivan — Smith Barney — Analyst
A couple of questions. Circling back to Polimaster, is there any potential upside in terms of recapturing any of the expenses if you get a favorable ruling? And might there be any penalties they have to pay you in that respect?

Robert Chen — RAE Systems, Inc. — Chairman, President and CEO
As I mentioned about our legal team and management team, I feel very good during the hearing. Like any legal case there’s no guarantee, but we do feel good about it.

Final Transcript
May. 07. 2007 / 1:30PM PT, RAE — Q1 2007 RAE Systems Inc Earnings Conference Call

Scott Sullivan — Smith Barney — Analyst
I understand that, but if it is a possible ruling in your favor, is there a positive — potential positive monetary action?

Randy Gausman — RAE Systems, Inc. — CFO
If all we’re talking about is potential. If there was potentially a positive ruling in the favor of the Company, any benefit from that ruling would come at the time that the award was made. And whatever the results are, if it is cash, the time the cash would be collected. So we’re not projecting nor are we giving guidance or even commenting on that any further than what Bob has already said. There are no guarantees.

Scott Sullivan — Smith Barney — Analyst
I understand. But on the off chance that it goes your way, there is a possibility of positive additional monies coming in?

Randy Gausman — RAE Systems, Inc. — CFO
Sure.

Scott Sullivan — Smith Barney — Analyst
Could you comment on timeframe in terms of some of the China contracts? I’m unfamiliar with the process.

Randy Gausman — RAE Systems, Inc. — CFO
Are you speaking of the coal mining?

Scott Sullivan — Smith Barney — Analyst
Yes, I am. Sorry.

Robert Chen — RAE Systems, Inc. — Chairman, President and CEO
We actively pursue a lot of coal mine opportunities. But you know that we just formed the joint venture at the end of December of 2006. And we have an important job, the integration of our team management and products. So we’re working on big projects. I believe we will see in the later part of this year or next year we will probably see a realization of some bigger project reward.

Scott Sullivan — Smith Barney — Analyst
Did you break out the percentage of business from homeland security versus industrial?

Randy Gausman — RAE Systems, Inc. — CFO
No, we have not. We don’t disclose that.

Operator
[Ken Liddy], Wachovia Securities.

Ken Liddy — Wachovia Securities — Analyst

Final Transcript
May. 07. 2007 / 1:30PM PT, RAE — Q1 2007 RAE Systems Inc Earnings Conference Call
I just wanted to get a clarification. You mentioned something about an order from the Americas for a port — for the Secure Port Program. Could you go into to that a little bit?

Rudy Mui — RAE Systems, Inc. — COO
That was actually for the Island state of Barbados. And this was a project, they have to provide security for the World Cricket meets this year in 2007. And so they secured a large wireless network from us to provide security for that event. And then post the event they plan on taking those assets and redeploying them for security in the ports down in the Caribbean.

Ken Liddy — Wachovia Securities — Analyst
Do you anticipate, or are you currently working towards other types of contracts like this with the ports specifically in the — with some of Americas’ partners?

Rudy Mui — RAE Systems, Inc. — COO
Yes, that’s correct. And we had a number of other projects that we’re looking at, nothing any point where we can talk about.

Ken Liddy — Wachovia Securities — Analyst
What type of requirement would a typical port need, how much of your detectors would they need?

Rudy Mui — RAE Systems, Inc. — COO
It varies widely. Some ports are looking for radiation detection equipment. Other ports are looking for gas detection or chemical warfare agent detection equipment. So we have the ability to supply anything from a single instrument to a small network that they might deploy.

Ken Liddy — Wachovia Securities — Analyst
Would it be safe to assume a typical port could represent anywhere from $0.5 million to $5 million worth of business or is that —?

Rudy Mui — RAE Systems, Inc. — COO
I don’t want to speculate on that.

Ken Liddy — Wachovia Securities — Analyst
As far as you talked in the last call about on going profitability. Do you still expect that in the second half of 2007?

Randy Gausman — RAE Systems, Inc. — CFO
Absolutely we do.

Ken Liddy — Wachovia Securities — Analyst
And as far as China is concerned with the coal industry, is there a time — you had mentioned that there is fines being levied if there’s any type of accident. Is there a time that you would expect that these fines would be become very material? Is there a due date of like March 31, or is it later this year, or has it passed?

Robert Chen - RAE Systems, Inc. — Chairman, President and CEO

Final Transcript
May. 07. 2007 / 1:30PM PT, RAE — Q1 2007 RAE Systems Inc Earnings Conference Call
I think these severe fines in my comments, there is a mandatory jail sentence for the mine operator, involving deaths. And I think the penalty is very severe — during my recent meeting with the mine operators and the government officials. And I think the message is very, very clear. I think they’re just looking for a proposal to improve the safety of the mine to spend on it. I think as they study more on the available equipment and solution proposals I think it will come. I think it starts to happen right now.

Ken Liddy — Wachovia Securities — Analyst
What percentage of the mines have no type of detectors at all?

Robert Chen — RAE Systems, Inc. — Chairman, President and CEO
In Chinese mine traditionally have the big state-owned mines, but 75% are very unsafe mines are local government mines. And they have tried to consolidate, close down these small mines. So these small mines normally are problematic. They are not very secure. They don’t have good safety equipment.

Ken Liddy — Wachovia Securities — Analyst
The ones that do have safety equipment, how old does that equipment tend to be five years, ten years?

Robert Chen — RAE Systems, Inc. — Chairman, President and CEO
The large state-owned mines, they are — of course that is to the Chinese standard, but for them to move up to the international standards like a U.S. or the European standard, I think they still have a lot of way to go.

Ken Liddy — Wachovia Securities — Analyst
Thanks very much. I look forward to a much better rest of the year.

Operator
[Burke Fuquet, Patara Capital].

Burke Fuquet — Patara Capital — Analyst
You guys mentioned that you booked $1.4 million for RAE Fushun in the quarter, and internal goal is $12 million for the year. Was a delay in the timing of receiving the payments the main reason for the shortfall pretty much?

Robert Chen — RAE Systems, Inc. — Chairman, President and CEO
As Randy mentioned, up Q1 Fushun revenue is on target. We do have some delayed revenue recognition on some of the shipments, but some of them will be recognized in Q2. I think overall I think we feel that the $1.4M revenue is very reasonable. We are confident we will meet the $12 million full year target.

Burke Fuquet — Patara Capital — Analyst
Also, you guys mentioned that so far you secured over 20 mine safety certificates for the existing products. And does your guidance assume receiving significantly more certificates in the near future or is this product portfolio —?

Robert Chen — RAE Systems, Inc. — Chairman, President and CEO

Final Transcript
May. 07. 2007 / 1:30PM PT, RAE — Q1 2007 RAE Systems Inc Earnings Conference Call
As Rudy mentioned earlier, mine safety is a highly, highly regulated market. In 2007, China also raised its standard, making the requirement more stringent, so all of these products had to go through a rigorous testing and a review to get the updated mine safety certificate. We are now able to sell our products into the Chinese mines.
The new joint venture gave us understanding of the new regulations as well as a good working relationship with the regulatory agency. Our plan is to get all our products applicable to the Chinese coal mine applications to be certified, and so we are already at an early advantaged position.

Burke Fuquet — Patara Capital — Analyst
Finally, if you look at your Asian segment growth, I guess is it fair to look at the growth as being around 50% ex RAE Fushun? Is that the right number, around 50% or so?

Randy Gausman — RAE Systems, Inc. — CFO
We haven’t broken that out, but just to give you some sort of insight.

Burke Fuquet — Patara Capital — Analyst
And you guys mentioned, if I heard it correctly, 39% Asia revenues this year. Is that the right number?

Randy Gausman — RAE Systems, Inc. — CFO
Right. Our expectation for 2007 that we gave on our last conference call is that Asia, including China, will probably represent about 45% of our revenue for this year. That includes the contribution from RAE Fushun.

Burke Fuquet — Patara Capital — Analyst
The way I calculate it was $7 million this quarter, around $7 million for Asia. And that is probably going from around $3.7 million. And so I just looked at the growth between $5.6 million, which is ex RAE Fushun, and $3.7 million last year. So that is —.

Randy Gausman — RAE Systems, Inc. — CFO
Yes, that’s true.

Operator
Kevin Dede. Merriman.

Kevin Dede — Merriman Curhan Ford & Co. — Analyst
Let me offer my congrats on the nice revenue number gentlemen. I was wondering if you wouldn’t mind, Bob, just giving us a little more insight on the competitive market. Given the way that the Chinese government is trying to institutionalize safety, who do you think your biggest competitors are? And how much market share do you think you have? And how do you see that market share position changing?

Robert Chen — RAE Systems, Inc. — Chairman, President and CEO
Two markets, we are talking one is the safety market. For the China industrial safety market in 2006, according to our internal data, we believe RAE Beijing is the largest player in China. And of course there are every international companies trying to secure a position in the Chinese market. We see competition from German’s Draeger. We also see competition from MSA from the U.S. But I believe we have a strongest China clout, a lot of installed base. And we have a manufacturing and technical team installed residing in China. In the mine safety business it is more difficult to quatify as many of the mines have captive equipment suppliers that we plan to displace over time, as most of these will not be able ot meet the now mine safety standards.

Final Transcript
May. 07. 2007 / 1:30PM PT, RAE — Q1 2007 RAE Systems Inc Earnings Conference Call

Kevin Dede — Merriman Curhan Ford & Co. — Analyst
Bob, I guess I’m a little more — I’m more interested on the mine safety side, given the drastic changes in that market. Do you see —?

Robert Chen — RAE Systems, Inc. — Chairman, President and CEO
I think for the Chinese coal mine it is a highly regulated and it is a very protected market. And I want to share with you, we talked to this joint venture company for three years, and there’s a lot of resistance. There’s a lot of hurdles to overcome. We are the only international American owned-company to allowed to privatize this state enterprise. So, this gives us access to mine certification and also give us to access to the Chinese coal mine market. We have the right product, technology, capital and management systems, so we believe we can be in a very good position there.

Kevin Dede — Merriman Curhan Ford & Co. — Analyst
Is there any insight you can give us on market share and how you see that changing, or —?

Robert Chen — RAE Systems, Inc. — Chairman, President and CEO
Most of the competitor right now in the coal mine are primarily domestic.

Kevin Dede — Merriman Curhan Ford & Co. — Analyst
But given your position there and the technology you are bringing to the market, my understanding would be that you should be able to gain considerable share?

Robert Chen — RAE Systems, Inc. — Chairman, President and CEO
That is our belief. Yes.

Kevin Dede — Merriman Curhan Ford & Co. — Analyst
Thanks very much and congrats.

Operator
Bob Johnson, Satuit Capital.

Bob Johnson — Satuit Capital — Analyst
Actually my questions are a little follow-on from this most recent questions that you have had. It goes back to the fact that we understand from prior conversations that the mines are already setting aside a large amount of money. You alluded to the fact that the government has set forth some strict measures with penalties, and so the pressure seems to be there to spend. I think part of my question reflects the earlier question. Are the funds being spent by the mines presumably for say domestic product over there, or are they waiting for you or someone of your quality or leadership to get the certifications and then they would begin to spend? It seems as though there must be some spending going on, and how big are those domestic competitors in that regard?

Robert Chen — RAE Systems, Inc. — Chairman, President and CEO
This is Bob again. I think the fund is there. Actually, Chinese mines, they’re doing consolidation. They also looking at ways that can improve safety, so they’re looking for proposals. They’re looking for product. And technology can dramatically improve on the safety. So we believe probably, as we mentioned about in the second half this year, in the next year there will be a big spending wave on the coal mine safety.

Final Transcript
May. 07. 2007 / 1:30PM PT, RAE — Q1 2007 RAE Systems Inc Earnings Conference Call

Bob Johnson — Satuit Capital — Analyst
Could I infer from that that you are as advanced as anybody, and that you are not losing out present sales to domestic competitors over there?

Robert Chen — RAE Systems, Inc. — Chairman, President and CEO
Of course our technology is leading edge, it is a relative — a market situation. As I mentioned in the call, we are continuing investing on the so-called digital mines and China continues to refine their regulations. We also put an emphasis on those areas. But overall the safety market for the coal mine definitely it is will be spending, and there will be demand. There will be regulation. There will be spending on that.

Operator
Brian Ruttenbur, of Morgan Keegan.

Brian Ruttenbur — Morgan Keegan — Analyst
Cash, you had $13 million. How much burn you see the rest of the year from, as you just go through operational burn and also with China Fushun, have to have earn out with them?

Randy Gausman — RAE Systems, Inc. — CFO
As we indicated, as I indicated in my remarks, where we are in our cash model for the year is where our internal plans had projected that we would be, and that by the end of the year we will be cash flow positive. Within our cash requirements for the year we believe that we have through cash flow from operations that we have sufficient capital and cash to get us through the next 12 months.

Brian Ruttenbur — Morgan Keegan — Analyst
How much do you like to keep in reserve?

Randy Gausman — RAE Systems, Inc. — CFO
That number is enough so that we can operate for the next 12 months.

Brian Ruttenbur — Morgan Keegan — Analyst
Are you assuming cash flow positive in operations?

Randy Gausman — RAE Systems, Inc. — CFO
Yes.

Brian Ruttenbur — Morgan Keegan — Analyst
Basically how much more cash will you have to pay out the door over the next nine months for China Fushun?

Randy Gausman — RAE Systems, Inc. — CFO
For RAE Fushun in Q2 we had a payment of around $3.3 million. And by the end of the year we have one more payment of $5.2 million.

Brian Ruttenbur — Morgan Keegan — Analyst

Final Transcript
May. 07. 2007 / 1:30PM PT, RAE — Q1 2007 RAE Systems Inc Earnings Conference Call
Can you do that in debt or do you have to do that in cash? Can you use your line for any of that?

Randy Gausman — RAE Systems, Inc. — CFO
Our line is certainly available, but our expectation is we will be able to manage our commitments out of operating cash flow.

Brian Ruttenbur — Morgan Keegan — Analyst
Last question, organic growth. What was it in the quarter?

Randy Gausman — RAE Systems, Inc. — CFO
Excluding the $1.4 million for RAE Fushun it was all organic growth.

Operator
Michael French, Kaufman Brothers.

Michael French — Kaufman Brothers — Analyst
Perhaps this question is for Rudy. During the quarter you had an agreement with Total Safety in the energy sector. I was wondering if you could comment on the implications of this? How does this position you relative to some of your competitors?

Rudy Mui — RAE Systems, Inc. — COO
I think we have a very strong relationship with Total. Total is one of the largest turnaround rental companies in the Gulf. They also are very broadly based internationally. And so what they surveyed various equipment, and they have standardized on our AreaRAE Wireless platform as their equipment of choice for industrial turnaround.
We have been working with them very closely to make sure that our product meets and addresses their needs. Some of the outgrowth of that if you look at it is our recent announcement of AreaRAE Steel. It is a product that is much more rugged and easier to clean than our earlier version.

Michael French — Kaufman Brothers — Analyst
Also on Illinois, it this still on track for a 2Q decision, or have you heard anything from them?

Rudy Mui — RAE Systems, Inc. — COO
We continue to work with ILEAS. I assume that is what you were talking about. And we were selected as one of a number of finalists. They are currently still evaluating our equipment. So we are hopeful that we will get an award certainly before the end of the government fiscal year.

Michael French — Kaufman Brothers — Analyst
That is the third quarter?

Rudy Mui — RAE Systems, Inc. — COO
It could be.

Michael French — Kaufman Brothers — Analyst

Final Transcript
May. 07. 2007 / 1:30PM PT, RAE — Q1 2007 RAE Systems Inc Earnings Conference Call
How is this one different or similar to the agreement or the decision by South Carolina?

Rudy Mui — RAE Systems, Inc. — COO
They are — well, which agreement? Now the South Carolina agreement was for AreaRAEs. The ILEAS is for our GammaRAE II R radiation product.

Michael French — Kaufman Brothers — Analyst
The question is, are the same folks involved in the competition or are you competing against different companies?

Rudy Mui — RAE Systems, Inc. — COO
No, because in the South Carolina case we were competing against another company that offers a wireless gas and radiation solution. And then in the case of ILEAS we were competing against companies that have previously provided equipment to them for radiation — handheld radiation detection.

Michael French — Kaufman Brothers — Analyst
All right. That is quite different. Thank you and good luck.

Operator
Scott Sullivan, Smith Barney.

Scott Sullivan — Smith Barney — Analyst
Just a quick couple of follow-ups. Do you have any market share data or market share goals in China on safety?

Robert Chen — RAE Systems, Inc. — Chairman, President and CEO
It depends on the segment we’re looking. If we look at, in the industrial energy sector, the oil, gas and also the metallurgy, we are the predominant player. But right now we do not have any market share reports but the data based on our sales internal data. We feel industrial safety for the gas detection in this area, we’re probably the largest.

Scott Sullivan — Smith Barney — Analyst
Fantastic. Do you currently have any idea how large this safety fund is currently, and then project at year end?

Robert Chen — RAE Systems, Inc. — Chairman, President and CEO
You mean industrial or —?

Scott Sullivan — Smith Barney — Analyst
For the mine safety fund that they’re taxing the mines on?

Robert Chen — RAE Systems, Inc. — Chairman, President and CEO
China is produced 2.3 billion tons of coal in 2006. They believe the safety fund is $2 per ton. It is about $4.6 billion a year on the safety fund. But Chinese coal mine output will also continue to increase.

Final Transcript
May. 07. 2007 / 1:30PM PT, RAE — Q1 2007 RAE Systems Inc Earnings Conference Call

Scott Sullivan — Smith Barney — Analyst
I understand. Are there any other competitors that have the current safety certificates as you have done?

Robert Chen — RAE Systems, Inc. — Chairman, President and CEO
I think in Chinese coal mine it is a market access. You have to go through the mine relationship. First of all the mine has to be certified. You have to have a channel. You have to have installed base, and you have to be able to have a brand being recognized and you’re able to support. And so with the RAE Fushun, our joint venture company, we bought this company — was the oldest Chinese coal mine safety company — the oldest best brand in all the Chinese coal mines. And our Board of Directors we also have access to the China Coal Mine Group, so basically we can access to most of the Chinese coal mines.

Scott Sullivan — Smith Barney — Analyst
We can assume that you’re going to be the predominant provider for the industry?

Robert Chen — RAE Systems, Inc. — Chairman, President and CEO
Certainly it is one of our objectives. But it may take some time, but it is purely execution, and certainly we’re in the best position to do so.

Scott Sullivan — Smith Barney — Analyst
Fantastic. Congratulations.

Operator
As there are no further questions, I will turn it back to management for closing remarks.

Robert Chen — RAE Systems, Inc. — Chairman, President and CEO
I would like to personally thank you for your continued support of RAE Systems, and look forward to speaking with you at our second quarter conference call.

Randy Gausman — RAE Systems, Inc. — CFO
Thank you, and good afternoon.

Operator
Ladies and gentlemen, thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect. Have a good day.

Final Transcript
May. 07. 2007 / 1:30PM PT, RAE — Q1 2007 RAE Systems Inc Earnings Conference Call

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